As filed with the Securities and Exchange Commission on November 21, 2019

Registration No. 333-233807

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

(POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-4)

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Glaukos Corporation

(Exact name of registrant as specified in its charter)

Delaware	33-0945406
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

229 Avenida Fabricante

San Clemente, California 92672

(949) 367-9600

(Address, including zip code, of Principal Executive Offices)

Options and Restricted Stock Unit Awards Assumed by Glaukos Corporation

Originally Granted Under the Following Plans:

Avedro, Inc. 2019 Equity Incentive Plan

Avedro, Inc. 2012 Equity Incentive Plan, as amended

Avedro, Inc. (f/k/a ThermalVision, Inc.) 2003 Stock Plan, as amended

(Full title of the plan)

Robert Davis

Senior Vice President and General Counsel

229 Avenida Fabricante

San Clemente, California 92672

(949) 367-9600

(Name, address and telephone number, including area code, of agent for service)

COPY TO:

Mark D. Peterson

Andor D. Terner
O’Melveny & Myers LLP

610 Newport Center Drive, Suite 1700

Newport Beach, California 92660

(949) 823-6900

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount Of Registration Fee
Common Stock, $0.001 par value per share	909,744	(1)shares	N/A	(2)	N/A	(2)	N/A	(2)

(1)          This Post-Effective Amendment No. 1 to Form S-4 on Form S-8 covers shares of Glaukos Corporation’s (“Glaukos” or the “Registrant”) common stock, par value $0.001 per share (“Glaukos Common Stock”), originally registered on the Registration Statement on Form S-4 (No. 333-233807), to which this filing is an amendment, issuable under options and restricted stock unit awards assumed by the Registrant and, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options, and rights that may be offered or issued in respect of such awards pursuant to the Avedro, Inc. 2019 Equity Incentive Plan, the Avedro, Inc. 2012 Equity Incentive Plan, as amended, and the Avedro, Inc. (f/k/a ThermalVision, Inc.) 2003 Stock Plan, as amended (collectively, the “Plans”) as a result of one or more adjustments under the applicable Plan to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(2)          The registration fee in respect of such shares of Glaukos Common Stock was previously paid at the time of the original filing of the Registration on Form S-4 on September 17, 2019.

The Exhibit Index for this Registration Statement is at page 6.

EXPLANATORY NOTE

Glaukos Corporation (“Glaukos” or the “Registrant”) hereby amends its Registration Statement on Form S-4 (No. 333-233807) filed with the Securities and Exchange Commission (the “Commission”) on September 17, 2019, as amended by Pre-Effective Amendment No. 1 thereto filed with the Commission on October 15, 2019 (the “Form S-4”) by filing this Post-Effective Amendment No. 1 to Form S-4 on Form S-8 (the “Form S-8”) to register under the Securities Act of 1933, as amended (the “Securities Act”), 909,744 shares of common stock, par value $0.001 per share, of Glaukos (“Glaukos Common Stock”).  These shares were initially registered by the Registrant on the Form S-4, which became effective on October 17, 2019.

On November 21, 2019, Avedro, Inc. (“Avedro”) was merged with and into a wholly-owned subsidiary of Glaukos pursuant to the Agreement and Plan of Merger, dated as of August 7, 2019, by and among Glaukos, Avedro, and certain other parties thereto (the “Merger Agreement”).  Under the terms of the Merger Agreement, subject to certain exceptions, each option previously granted by Avedro under the Avedro, Inc. 2019 Equity Incentive Plan, the Avedro, Inc. 2012 Equity Incentive Plan, as amended and the Avedro, Inc. (f/k/a ThermalVision, Inc.) 2003 Stock Plan, as amended (collectively, the “Plans”) that was outstanding and unexercised immediately prior to the effective time of the merger was assumed by Glaukos and was converted into a stock option exercisable for Glaukos Common Stock.  In addition, under the terms of the Merger Agreement, each restricted stock unit award previously granted by Avedro under the Plans that was outstanding immediately prior to the effective time of the merger was assumed by Glaukos and was converted into a restricted stock unit award with respect to Glaukos Common Stock.  This Form S-8 relates to 909,744 shares of Glaukos Common Stock originally registered on the Form S-4 that may be issued following the merger with respect to the assumed options and restricted stock unit awards that were originally granted under the Plans and are held by employees or non-employee directors of Avedro.  The Form S-8 is being filed to convert 909,744 shares of Glaukos Common Stock covered by the Form S-4 to be covered by the Form S-8.  The Form S-4, as amended by the Form S-8, is referred to as the “Registration Statement.”

PART I

INFORMATION REQUIRED IN THE

SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Securities Act Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3.                                                      Incorporation of Certain Documents by Reference

The following documents of the Registrant filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)                                 The Registrant’s Annual Report on Form 10-K for its fiscal year ended December 31, 2018, filed with the Commission on February 28, 2019 (Commission File No. 001-37463);

(b)                                 The Registrant’s Quarterly Reports on Form 10-Q for its fiscal quarters ended March 31, 2019, June 30, 2019, and September 30, 2019 filed with the Commission on May 8, 2019, August 8, 2019 and November 6, 2019, respectively (each, Commission File No. 001-37463);

(c)                                  The Registrant’s Current Reports on Form 8-K, filed with the Commission on June 4, 2019, June 19, 2019 (with respect to Item 8.01 and the corresponding exhibit in Item 9.01 only), August 7, 2019 (with respect to Item 8.01 and the corresponding exhibit in Item 9.01), August 8, 2019 and November 7, 2019 (each, Commission File 001-37463); and

(d)                                 The description of the Registrant’s Common Stock contained in its Registration Statement on Form 8-A filed with the Commission on June 22, 2015 (Commission File No. 001-37463), and any other amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement.  Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.                                                      Description of Securities

Not applicable.

Item 5.                                                      Interests of Named Experts and Counsel

The validity of the issuance of Glaukos Common Stock registered hereby is passed on for Glaukos by Robert Davis.  Mr. Davis is the Senior Vice President, General Counsel and Secretary of the Company and is compensated by Glaukos as an employee.  Mr. Davis owns 1,006 shares of Glaukos Common Stock, and Glaukos stock options to acquire up to an additional 66,153 shares of Glaukos Common Stock and 9,616 restricted stock units that, when vested, will be delivered in the form of shares of Glaukos Common Stock.  Mr. Davis is not eligible to receive any awards under the Plans.

Item 6.                                                      Indemnification of Directors and Officers

The following summary is qualified in its entirety by reference to the complete copy of the of the Delaware General Corporation Law (the “DGCL”), the Restated Certificate of Incorporation of Glaukos, as may be amended (the “Glaukos Charter”) and the Amended and Restated Bylaws of Glaukos, as may be amended (the “Glaukos Bylaws”).

Section 145(a) of the DGCL provides, in relevant part, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. Under Section 145(b) of the DGCL, such eligibility for indemnification may be further subject to the adjudication of the Delaware Court of Chancery or the court in which such action or suit was brought.

Section 102(b)(7) of the DGCL provides that a corporation may in its certificate of incorporation eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL (pertaining to certain prohibited acts including unlawful payment of dividends or unlawful purchase or redemption of the corporation’s capital stock); or (iv) for any transaction from which the director derived an improper personal benefit. Our certificate of incorporation eliminates such personal liability of our directors under such terms.

The Glaukos Charter and Glaukos Bylaws require Glaukos to provide indemnification, to the fullest extent permitted by the applicable law, to any director or officer who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent or is or was serving at Glaukos’ request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. Glaukos is also required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized by the board of directors.

The Glaukos Bylaws further provide that Glaukos shall indemnify, to the fullest extent permitted by the DGCL, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Glaukos to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of Glaukos, or while a director or officer of Glaukos is or was serving at the request of Glaukos as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney’s fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Glaukos.

In addition, Glaukos has entered into indemnification agreements with each of its directors and its executive officers, and Glaukos maintains directors’ and officers’ liability insurance under which its directors and officers are insured against loss (as defined in the policy) as a result of certain claims brought against them in such capacities.

Item 7.                                                      Exemption from Registration Claimed

Not applicable.

Item 8.                                                      Exhibits

See the Exhibit Index included in this Registration Statement, which is incorporated herein by reference.

EXHIBIT INDEX

Exhibit Number	Description
4.1

Avedro, Inc. 2019 Equity Incentive Plan. (Filed as Exhibit 10.6 to Avedro’s Amendment No. 1 to Form S-1 Registration Statement filed with the Commission on February 4, 2019 (Commission File No. 333-229306) and incorporated herein by this reference.)

4.2

Avedro, Inc. 2012 Equity Incentive Plan, as amended. (Filed as Exhibit 10.4 to Avedro’s Registration Statement on Form S-1 filed with the Commission on January 18, 2019 (Commission File No. 333-229306) and incorporated herein by this reference.)

4.3

Avedro, Inc. (f/k/a ThermalVision, Inc.) 2003 Stock Plan, as amended. (Filed as Exhibit 10.2 to Avedro’s Registration Statement on Form S-1 filed with the Commission on January 18, 2019 (Commission File No. 333-229306) and incorporated herein by this reference.)

5	Opinion of Counsel (opinion re legality).

23.1	Consent of Ernst & Young LLP (consent of independent registered public accounting firm).

23.2	Consent of Counsel (included in Exhibit 5).

24	Power of Attorney (included in this Registration Statement under “Signatures”)

Item 9.                                                         Undertakings

(a)           The undersigned Registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)          That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Clemente, State of California, on the 21 day of November, 2019.

GLAUKOS CORPORATION

By:	/s/ Thomas W. Burns
Thomas W. Burns
President & Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Thomas W. Burns, Joseph E. Gilliam, and Robert Davis, or either of them individually, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Thomas W. Burns	President, Chief Executive Officer and Director (Principal Executive Officer)	November 21, 2019
Thomas W. Burns

/s/ Joseph E. Gilliam	Chief Financial Officer and Senior Vice President, Corporate Development (Principal Financial and Accounting Officer)	November 21, 2019
Joseph E. Gilliam

/s/ William J. Link, Ph.D.	Chairman of the Board of Directors	November 21, 2019
William J. Link, Ph.D.

Signature	Title	Date

/s/ Mark J. Foley	Director	November 21, 2019
Mark J. Foley

/s/ David F. Hoffmeister	Director	November 21, 2019
David F. Hoffmeister

/s/ Marc A. Stapley	Director	November 21, 2019
Marc A. Stapley

/s/ Aimee S. Weisner	Director	November 21, 2019
Aimee S. Weisner